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                                                                 EXHIBIT 10.15


                             EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, dated this 23rd day of March, 1999 between Marald, Inc., a Texas corporation, currently having its principal place of business at 11020 Old Katy Rd., #217, Houston, Texas (the "Company"), and Juan Carlos Martinez (the "Executive") an individual.

     WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company, as a President of the Company.

     WHEREAS, the Executive is willing to enter into an agreement with the Company upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

     1.   Term of Agreement.  Subject to the terms and conditions hereof, the
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term of employment of the Executive under this Employment Agreement shall be for the period commencing on the date hereof (the "Commencement Date) and terminating on February 25, 2001, unless sooner terminated as provided in accordance with the provisions of Section 5 hereof. (Such term of employment is herein sometimes called the "Employment Term.")

     2.   Employment.  As of the Commencement Date, the Company hereby agrees to
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employ the Executive as President of the Company, and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

     3.   Duties and Responsibilities.  Executive shall serve as President
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during the Employment Term.  Executive shall report to and be subject to the direction of the Chief Executive Officer and the Directors of the Company ,and shall perform duties which are consistent with his current title and position as President of the Company and such other duties as may be assigned to him from time to time by the CEO or Directors which are consistent with his position of management and leadership. During the Employment Term, Executive shall devote his full time, skill, energy and attention to the business of the Company and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.

     4.   Compensation and Benefits During the Employment Term:
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          (a) The Executive's base compensation shall be at the rate of $7,500 per month, for the term of this Agreement, payable in regular semi-monthly installments in accordance with the Company's practice for its executives, less applicable withholding for income and employment taxes as required by law and other deductions as to which the Executive shall agree. Such base compensation shall be subject to increases as and when determined by the Company's Directors at their sole discretion.

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          (b) In addition to the Executive's base compensation, Executive will be entitled to a bonus as determined by the Company's Directors.

          (c) The Executive shall be entitled to reimbursement of all reasonable, ordinary and necessary business related expenses incurred by him in the course of his duties and upon compliance with the Company's procedures.

     5.   Termination.  A termination of this agreement is either (1) for death
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          or disability under Section 5 (a) or 5 (b); (2) with cause under
          Section 5 (c); or for good reason under Section 5 (d). All other terminations which may occur shall constitute a breach of this agreement.

          (a) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event Executive suffers an injury, illness or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by the Company hereunder for a period of more than sixty (60) consecutive days upon the Company giving at least thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability policy paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving full payment under this agreement.

          (b) This agreement shall terminate upon the death of Executive.

          (c) The Company may terminate this agreement at any time because of
          (i) Executive's material breach of any term of this agreement, (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in each case, however, that the Company shall not terminate this Agreement pursuant to this Section 5(c) unless the Company shall first have delivered to the Executive, a notice which specifically identifies such breach or misconduct and the Executive shall not have cured the same within fifteen (15) days after receipt of such notice,
          (iii) Executive's gross negligence in the performance of his duties or
          (iv) the failure of Executive to perform his essential duties or comply with reasonable directions of the Directors.

          (d) The Executive may terminate his employment for "Good Reason" if:

              (i) he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof;

              (ii)  his compensation is reduced;

              (iii) (1) the Company shall file a petition for bankruptcy or re-organization under the federal bankruptcy statues or an involuntary petition is filed against the Company and not removed or withdrawn within thirty
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              (30) days or (2) the Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for termination hereunder or to contest in good faith said notice. Further, if such contest is not resolved within thirty (30) days the Company shall submit such dispute to arbitration, under
              Section 7.

     6.   Revealing of Trade Secrets, etc.  Executive acknowledges the interest
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          of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain, or (c) information required to be disclosed by law.

     7.   Arbitration. If a dispute should arise regarding this agreement, all
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          claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration of a single arbitrator in Harris County, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be initiated by written demand. This agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator shall be final, conclusive and binding on the Company and the Executive, and judgement may be entered in the District Court of Harris County, Texas, for enforcement and other benefits. On appointment, the arbitrator shall then proceed to decide the arbitration subjects in accordance with the Rules. Any arbitration held in accordance with this paragraph shall be private and confidential and no person shall be entitled to attend the hearings except the arbitrator, Executive, Executive's attorneys, and an designated representatives of the Company and their respective attorneys. The matters submitted for arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in strictest confidence by Executive and the Company and shall not be discussed, disclosed or communicated to any persons. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgement enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party.

     8.   Covenants Not to Compete.
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          (a) Executive's Acknowledgment.  Executive agrees and acknowledges
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          that in order to assure the Company that it will retain its value as a going concern, it is necessary that Executive undertake not to utilize his special knowledge of the business and his relationships with customers and suppliers to compete with the Company. Executive further acknowledges that:
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              (i)   the Company is and will be engaged in the business;

              (ii) Executive will occupy a position of trust and confidence with the Company prior to the date of this agreement and, during such period and Executive's employment under this agreement, Executive has, and will become familiar with the Company's trade secrets and with other proprietary and confidential information concerning the Company;

              (iii) the agreements and covenants contained in this Section 8 are essential to protect the Company and the goodwill of the business; and

              (iv) Executive's employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this agreement.

          (b) Competitive Activities.  Executive hereby agrees that for a period
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          commencing on the date hereof and ending one year following the later of (i) termination of Executive's employment with the Company for whatever reason, and (ii) the conclusion of the period, if any, during which the Company is making payments to Executive, he will not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes in engage in the business of the manufacturing, distribution or sale of (i) products manufactured, distributed, sold or licensed by the Company at the time of termination or (ii) products proposed at the time of such termination to be manufactured, distributed, sold or licensed by the Company within sixty (60) miles of the Company's operations (the "Territory"); provided, however, that nothing contained herein shall be construed to prevent Executive form investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of said corporation and if Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of two percent of the stock of such corporation ("Permitted Investments"). With respect to the Territory, Executive specifically acknowledges that the Company has conducted the business throughout those areas comprising the Territory and the Company intends to continue to expand the business throughout the Territory.
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     9.   Opportunities.  During his employment with the Company, and for one
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          year thereafter, Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

     10.  Survival.  In the event that this Agreement shall be terminated, then
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          notwithstanding such termination, the obligations of Executive pursuant to Sections 6 and 8 of this agreement shall survive such termination.

     11.  Contents of Agreement, Parties in Interest, Assignment, etc.  This
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          Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Agreement shall not be amended except by a written instrument duly executed by the parties.

     12.  Severability.  If any term or provision of this Agreement shall be
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          held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

     13.  Notices.  Any notice, request, instruction or other document to be
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          given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

     If to the Company addressed to:

     American International Industries, Inc.
     601 Hanson Road
     Kemah, Texas 77565

     with a copy to:

     Brewer & Pritchard, P.C.
     1111 Bagby, Suite 2450
     Houston, Texas 77002
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If to Executive addressed to:

     __Juan Carlos Martinez_____
     __2111 Augnida La Quinta__
     __Houston, TX 77077______

or to such other address as the one party shall specify to the other party in writing.

     14.  Counterparts and Headings.  This agreement may be executed in one or
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          more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                              Marald, Inc.


                              By: __________________________________
                                  John W. Stump III, Vice President


                              EXECUTIVE

                              By: _________________________________
                                  Juan Carlos Martinez